Exhibit 99.1                                              Investors May Contact:
                                                                  Stacey Yonkus
                                                   Director, Investor Relations
                                                                 (212) 885-2512
                                                        investor@asburyauto.com

                                                         Reporters May Contact:
                                                                    David Shein
                                                              RFBinder Partners
                                                                 (212) 994-7514
                                                       David.Shein@RFBinder.com



     Asbury Automotive Group Comments on Third Quarter Earnings Expectations


New York, NY, Oct. 12, 2004 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that based on preliminary unaudited financial information for the quarter ended September 30, 2004, the Company's earnings from continuing operations are expected to be between $0.39 and $0.41 per diluted share, compared to $0.51 in the prior year quarter.

The four major hurricanes that struck Florida during the quarter had a significant impact on Asbury's dealerships in the Jacksonville, Orlando, Fort Pierce and Tampa markets, causing numerous store closings and other disruptions. To a lesser extent, the storms also affected Asbury's operations in Georgia, North Carolina and Mississippi.

President and CEO Kenneth B. Gilman said, "Our two Florida platforms together accounted for approximately 40 percent of Asbury's operating income in the third quarter of 2003. Their preliminary results for this year's third quarter were down approximately 30 percent, or $0.10 per share, due in large part to the severe weather experienced during the quarter. Not only did we lose a substantial number of operating days due to dealership closings, but vehicle sales and service levels before and after the storms were reduced as consumers focused on more pressing concerns. For similar reasons, many of our other locations in the Southeast also experienced weather-related disruptions."

Mr. Gilman continued, "At the same time, we must acknowledge that quarterly results were somewhat below expectations in other parts of the country as well. While trends started to improve in late September, overall the industry environment for new and used vehicle sales during the quarter was challenging, with ongoing pressure on new vehicle gross margins."

Further details will be available when final third quarter results are announced. The Company plans to issue its third quarter earnings press release on Thursday, October 28, 2004 and to host a conference call that day for interested parties. Additional information regarding the conference call will be released in advance of the event.

About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in New York City, is one of the largest automobile retailers in the U.S., with 2003 revenues of $4.8 billion. Built through a combination of organic growth and a series of strategic acquisitions, the Company currently operates 99 retail auto stores, encompassing 137 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles. Asbury believes that its product mix contains a higher proportion of the more desirable luxury and mid-line import brands than most public automotive retailers. The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans, projections and guidance regarding the Company's financial position, results of operations, market position, product development, pending and potential future acquisitions and business strategy. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the Company's relationships with vehicle manufacturers and other suppliers which could cause, among other things, acquisitions under contract or letters of intent to fail, risks associated with the Company's substantial indebtedness, risks related to pending and potential future acquisitions, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees that the Company's plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors are discussed in the Company's annual report on Form 10-K and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.